SPECIAL MEETING OF SHAREHOLDERS PRINCOR UTILITIES FUND, INC.
HELD SEPTEMBER 16, 1997

1.Election of the Board of Directors.

                            For              Withheld

    Davis                3,056,213            52,862
    Ehrle                3,047,260            61,814
    Ferguson             3,055,302            53,772
    Gilbert              3,049,932            59,143
    Griswell             3,050,401            58,673
    Jones                3,056,129            52,946
    Keller               3,051,450            57,625
    Lukavsky             3,054,898            54,176
    Peebler              3,051,707            57,368

2.Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

          3,021,115           28,058                59,901

3.Approval of name change to Principal Utilities Fund, Inc.

          In Favor            Opposed               Abstain

          2,930,187           87,321                91,566

4.Approval of modification of management agreement.

          In Favor            Opposed               Abstain

          2,821,723           146,107               141,245